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                      [LETTERHEAD OF DRUMMOND & DUCKWORTH]

                                  June 4, 1996

Joseph Hines, President
Zila Pharmaceuticals, Inc.
5227 North Seventh Street
Phoenix, Arizona 85014-2800

        Re: Zila Pharmaceuticals, Inc. v. Colgate-Palmolive Co.
          Status Report and Opinion

Dear Mr. Hines:

     Background: On April 13, 1994, Zila filed a Complaint in the United States District Court for the District of Arizona, titled Zila Pharmaceuticals, Inc. v. Colgate-Palmolive Company, Civil Action No. 94-0756
PHX-CAM. This Complaint was served on Colgate on May 10, 1994.

     Zila's Complaint alleges that Colgate's "OraBase Gel" product infringes Zila's U.S. Patent No. 5,081,158 (the "'158 Patent"), which covers Zila's non-prescription, film-forming, bio-adhesive medications sold nationwide in food and drug stores. The Complaint seeks to enjoin Colgate's manufacture and distribution of OraBase Gel and requests an award of appropriate damages for past infringement.

     On May 27, 1994, Colgate filed its Answer to the Zila Complaint, denying infringement and asserting that the '158 Patent is valid and unenforceable.

     Status: All pretrial discovery by both parties has been completed and the parties are ready to complete the various required pretrial procedures. Meanwhile, Colgate has filed a motion requesting the Court to enter summary judgment that the '158 Patent is invalid. Zila has filed its opposition to this motion and the parties are awaiting the Court's decision on this motion. Under Local Court Rules, the decision should be rendered by mid July. If Colgate's Motion for Summary Judgement is denied, the case will be set for trial and, within sixty days, the parties will complete pretrial procedures.

     Opinion: After completion of discovery procedures and assessment of Colgate's Motion for Summary Judgment, my opinion remains, as previously stated, that the '158 Patent is valid and enforceable, that Colgate's OraBase Gel product infringes the Patent and that Zila should prevail at trial. Further, it is my opinion that the Court should deny Colgate's Motion for Summary Judgment.

     We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is part of the Registration Statement on Form S-3 registering 1,245,478 shares of Common Stock, $.001 par value under the Securities Act of 1933 (the "Shares"), and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5-B to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Shares for offer and sale in such states.

     If any further information or clarification is required, please contact me at your convenience.

                                            Yours very truly,

                                            DRUMMOND AND DUCKWORTH

                                            /s/       WILLIAM H. DRUMMOND
                                                        William H. Drummond

                                  EXHIBIT 5-B